For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com

Cooper Industries Reports First Quarter Earnings from Continuing Operations of $.48 Per Share;
Record First Quarter Free Cash Flow

First Quarter Earnings from Continuing Operations of $0.47 Per Share, Excluding Restructuring
Charges and Gain From Discrete Tax Item

HOUSTON, April 23, 2009 – Cooper Industries, Ltd. (NYSE: CBE) today reported first quarter 2009 earnings per share from continuing operations of $.48 (diluted), compared with $.86 for the first quarter of 2008. During the first quarter of 2009 Cooper recognized a pre-tax restructuring charge of $8.8 million or $.04 per share relating primarily to reductions in workforce. First quarter 2009 results include the favorable impact of a discrete tax item which improved reported quarterly results by approximately $.05 per share. Excluding these unusual items, the first quarter 2009 earnings per share from continuing operations was $.47 per share compared to $.81 per share for earnings from continuing operations in the first quarter of 2008, excluding gains from currency related and discrete tax items. First quarter 2009 revenues decreased 19 percent to $1.26 billion, compared with $1.55 billion for the same period last year. Core revenues were 16 percent lower than comparable prior year with acquisitions contributing 2 percent and currency translation reducing reported revenue by over 4 percent for the quarter.

“As the quarter progressed, the weakness in our global markets that we noted in our February 19th Outlook Meeting persisted. We also did not experience as strong of a normal seasonality uptick in March as our customers continued to reduce inventory levels which resulted in revenues declining below the lower end of our forecast. Our teams around the globe aggressively reduced our cost structure and did an outstanding job aligning inventory levels with current market conditions which contributed to record first quarter free cash flow. In addition to the 2,200 positions that were eliminated in the fourth quarter of 2008, another 650 positions were eliminated in the first quarter of 2009. While we are seeing some signs of stabilization in our markets, we expect to continue to focus on rightsizing our businesses for current market conditions,” said Cooper Industries’ Chairman and Chief Executive Officer Kirk S. Hachigian.

-more-

During the first quarter of 2009 Cooper generated a record $137 million in free cash flow after $29 million of capital expenditures compared with $42 million of free cash flow for the first quarter of 2008. After repurchase of 1.3 million shares, our total debt net of cash and investments totaled $900 million compared to $952 million at December 31, 2008. “Our markets turned severely negative in early November 2008 and we immediately began taking steps to quickly reduce our internal production rates, discretionary spend and working capital levels. As a result, our operating working capital decreased 20% from March 31, 2008 on a 19% revenue decline. We end the quarter with an excellent balance sheet and preserve our financial flexibility to continue to invest in our long-term strategy,” said Hachigian.

During the first quarter of 2009, Cooper recognized a gain from discontinued operations of $18.9 million (net of tax of $12.0 million) or $.11 per share from negotiated insurance coverage settlements consummated in the first quarter that were not previously recognized. Cooper believes that it is likely that additional insurance recoveries will be recorded in the future as new insurance-in-place agreements are consummated or settlements with insurance carriers are completed. Timing and value of these agreements and settlements cannot be currently estimated as they may be subject to extensive additional negotiation and litigation.

Segment Results
Electrical Products segment revenues for the first quarter of 2009 decreased 17 percent to $1.13 billion, compared with $1.36 billion in the first quarter 2008. Core revenues were 15.4 percent lower than comparable prior year periods with acquisitions contributing 2.1 percent and currency translation reducing reported results 3.7 percent for the first quarter. Segment operating earnings, excluding the impact of restructuring charges, were $140.0 million, a decrease of 37 percent from the $223.5 million in the prior year’s first quarter. Segment operating margin, excluding the unusual items, decreased 400 basis points to 12.4 percent for the first quarter of 2009, compared to the first quarter of 2008.

“The global recession resulted in weakness in all of our markets and geographies, especially the United States and Western Europe. During the quarter, we sacrificed earnings to quickly adjust inventory levels to current market conditions and position Cooper for improved profitability in the remainder of the year,” said Hachigian.

-more-

Tools segment revenues for the first quarter of 2009 were $126.3 million, down 32 percent from 2008 first quarter revenues of $184.5 million. Excluding the effects of currency translation, which reduced reported revenues in the quarter by 7.2 percent, core revenues for the quarter were 24.5 percent lower than 2008 first quarter on declining industrial, retail and automotive demand. Segment operating earnings, excluding restructuring charges, was a loss of $3.9 million, compared to the first quarter 2008 earnings of $17.2 million. Segment operating margin, excluding restructuring charges, for the first quarter 2009 was a negative 3.1 percent compared to positive 9.3 percent for the comparable prior year period. Tools segment production was significantly curtailed to adjust to the lower volumes in the quarter and reduce inventory levels to reflect market conditions which negatively impacted the Tools segment performance for the quarter.

Outlook
“We are very proud of our employees for their efforts in maintaining a high level of customer service and managing our overall cost structure during a very challenging economic period. As a result of those efforts, we are well prepared to navigate a very difficult market environment. We remain positive about the long-term direction of our end markets, global penetration and trends in new technologies. We have been refining our strategy, business initiatives and core values for several years and this gives us confidence that we will emerge from the current economic cycle stronger and better positioned to continue to perform as a premier global, industrial company. Our balance sheet also provides us exceptional resource to execute our long-term strategy,” commented Hachigian.

“For 2009, we now are forecasting earnings per share from continuing operations to decline to $2.30 to $2.60, excluding restructuring and unusual items, compared to $2.45 to $2.80 given in January 2009. For the year, we currently expect to incur $.12 to $.15 per share of restructuring charges. For the year, revenues are forecast to decline in the range of 17 to 21 percent. For the second quarter of 2009, we expect earnings per share from continuing operations of $.50 to $.60, excluding restructuring and unusual items. In the second quarter of 2009, we expect to incur additional restructuring charges of $.05 per share. We are forecasting revenues for the second quarter 2009 to decline in the range of 21 to 26 percent compared to a very strong performance during the second quarter of 2008. Given the uncertain trends in our markets in the first quarter, we are taking a conservative position and approach to the remainder of 2009,” said Hachigian.

-more-

About Cooper Industries
Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2008 revenues of $6.5 billion, approximately 88% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2008, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-seven percent of total sales were to customers outside the United States. Cooper, which has manufacturing facilities in 23 countries as of 2008, is incorporated in Bermuda with administrative headquarters in Houston, TX. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2009 and 2008 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

-more-

Conference Call
Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2009 performance. Those interested in hearing the conference call may listen via telephone by dialing (888) 679-8037 using pass code 38442451, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 213-4849 and use pass code 38442451.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

-more-

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2009	2008
	(in millions where applicable)
Revenues	$1,256.8	$1,546.1
Cost of sales	884.8	1,022.2
Selling and administrative expenses	256.9	301.5
Restructuring charges	8.8	-

Operating earnings	106.3	222.4
Interest expense, net	15.2	14.9

Income from continuing operations before income taxes	91.1	207.5
Income taxes	9.9	54.1

Income from continuing operations	81.2	153.4
Income related to discontinued operations (net of income taxes)	18.9	—

Net income	$100.1	$153.4

Net Income Per Common share:
Basic:
Continuing operations	$.49	$.87
Discontinued operations	.11	—

Net Income	$.60	$.87

Diluted:
Continuing operations	$.48	$.86
Discontinued operations	.11	—

Net Income	$.59	$.86

Shares Utilized in Computation of Income Per Common Share:
Basic	167.3 million	177.1 million
Diluted	168.2 million	179.3 million

PERCENTAGE OF REVENUES

	Quarter Ended March 31,
	2009	2008
Revenues	100.0%	100.0%
Cost of sales	70.4%	66.1%
Selling and administrative expenses	20.4%	19.5%
Operating earnings	8.5%	14.4%
Income from continuing operations before income taxes	7.2%	13.4%
Income from continuing operations	6.5%	9.9%

-more-

CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended March 31
Segment Information

	Quarter Ended March 31,
	2009	2008
	(in millions)
Revenues:
Electrical Products	$1,130.5	$1,361.6
Tools	126.3	184.5

Total	$1,256.8	$1,546.1

Segment Operating Earnings:
Electrical Products	$140.0	$223.5
Tools	(3.9)	17.2

Total Segment Operating Earnings	136.1	240.7
General Corporate Expense	21.0	18.3
Restructuring charges	8.8	-
Interest expense, net	15.2	14.9

Income from continuing operations before income taxes	$91.1	$207.5

	Quarter Ended March 31,
	2009	2008
Return on Sales:
Electrical Products	12.4%	16.4%
Tools	-3.1%	9.3%
Total Segments	10.8%	15.6%

Impact of Unusual Items

	Income from
	Continuing			Continuing
	Operations		Income from	Operations
	Before	Income	Continuing	Net Income Per
	Income Taxes	Taxes	Operations	Common Share
				Basic	Diluted
Reported three months ended March 31, 2009	$91.1	$9.9	$81.2	$.49	$.48
Restructuring charges	8.8	1.8	7.0	.04	.04
Tax benefits	—	8.4	(8.4)	(.05)	(.05)

Excluding adjustments	$99.9	$20.1	$79.8	$.48	$.47

Reported three months ended March 31, 2008	$207.5	$54.1	$153.4	$.87	$.86
Currency related gains	(5.1)	(1.4)	(3.7)	(.02)	(.02)

Tax benefits	—	4.6	(4.6)	(.03)	(.03)

Excluding adjustments	$202.4	$57.3	$145.1	$.82	$.81

-more-

CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	March 31,	December 31,
	2009	2008
	(in millions)
ASSETS
Cash and cash equivalents	$303.9	$258.8
Investments	15.6	21.9
Receivables	900.1	1,011.4
Inventories	610.4	641.8
Current discontinued operations receivable	13.2	17.5
Deferred income taxes and other current assets	209.7	246.5

Total current assets	2,052.9	2,197.9

Property, plant and equipment, less accumulated depreciation	715.3	728.2
Goodwill	2,554.7	2,567.3
Long-term discontinued operations receivable	170.1	174.8
Deferred income taxes and other noncurrent assets	531.2	496.7

Total assets	$6,024.2	$6,164.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$19.4	$25.6
Accounts payable	451.8	492.5
Accrued liabilities	523.8	618.7
Current discontinued operations liability	50.2	50.4
Current maturities of long-term debt	275.0	275.0

Total current liabilities	1,320.2	1,462.2

Long-term debt	924.6	932.5
Postretirement benefits other than pensions	70.6	71.2
Long-term discontinued operations liability	761.5	764.7
Other long-term liabilities	315.1	326.9

Total liabilities	3,392.0	3,557.5

Common stock	1.7	1.7
Capital in excess of par value	—	-
Retained earnings	2,980.7	2,935.4
Accumulated other nonowner changes in equity	(350.2)	(329.7)

Total shareholders’ equity	2,632.2	2,607.4

Total liabilities and shareholders’ equity	$6,024.2	$6,164.9

-more-

CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Three Months Ended March 31,
	2009	2008
	(in millions)
Cash flows from operating activities:
Net income	$100.1	$153.4
Less: income related to discontinued operations	(18.9)	—

Income from continuing operations	81.2	153.4
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	35.2	33.5
Deferred income taxes	(6.0)	12.3
Excess tax benefits from stock options and awards	2.2	(2.7)
Restructuring charges	8.8	—
Changes in assets and liabilities(1)
Receivables	99.4	(35.3)
Inventories	25.1	(59.9)
Accounts payable and accrued liabilities	(139.0)	(69.3)
Discontinued operations assets and liabilities, net	36.5	10.0
Other assets and liabilities, net	21.8	23.2

Net cash provided by operating activities	165.2	65.2

Cash flows from investing activities:
Proceeds from short-term investments	6.3	29.8
Proceeds from cash restricted for business acquisitions	—	284.5
Capital expenditures	(28.7)	(23.6)
Cash paid for acquired businesses	(16.6)	(267.1)
Proceeds from sales of property, plant and equipment and other	0.8	0.3

Net cash provided by (used in) investing activities	(38.2)	23.9

Cash flows from financing activities:
Proceeds from issuance of debt	—	297.6
Proceeds from debt derivatives	—	0.5
Repayments of debt	(13.9)	(192.8)
Dividends	(42.1)	(38.2)
Purchases of common shares	(25.9)	(266.4)
Excess tax benefits from stock options and awards	(2.2)	2.7
Proceeds from exercise of stock options and other	2.4	6.0

Net cash used in financing activities	(81.7)	(190.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	7.9

Increase (decrease) in cash and cash equivalents	45.1	(93.6)
Cash and cash equivalents, beginning of period	258.8	232.8

Cash and cash equivalents, end of period	$303.9	$139.2

(1) Net of the effects of translation and acquisitions

-more-

RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	March 31,	December 31,
	2009	2008
	(in millions where applicable)
Short-term debt	$19.4	$25.6
Current maturities of long-term debt	275.0	275.0
Long-term debt	924.6	932.5

Total debt	1,219.0	1,233.1
Total shareholders’ equity	2,632.2	2,607.4

Total capitalization	$3,851.2	$3,840.5

Total debt-to-total-capitalization ratio	31.7%	32.1%
Total debt	$1,219.0	$1,233.1
Less: Cash and cash equivalents	303.9	258.8
Investments	15.6	21.9

Net debt	$899.5	$952.4

Total capitalization	$3,851.2	$3,840.5
Less: Cash and cash equivalents	303.9	258.8
Investments	15.6	21.9

Total capitalization net of cash	$3,531.7	$3,559.8

Net debt-to-total-capitalization ratio	25.5%	26.8%

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2009	2008
	(in millions)
Net cash provided by operating activities	$165.2	$65.2
Less capital expenditures	(28.7)	(23.6)
Add proceeds from sales of property,	0.8	0.3
plant and equipment and other

Free cash flow	$137.3	$41.9

###